Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 04:37 PM 02/27/2025 FILED 04:37 PM 02/27/2025 SR 20250805055 – File Number 6092638

THIRD

AMENDED AND RESTATED

Certificate of Incorporation

of

ENVOY TECHNOLOGIES, INC.

______________________________________

ENVOY TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is: Envoy Technologies, Inc.

2.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware and effective on July 11, 2016, and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware and effective on April 18, 2023.

3.	This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, as amended (the “DGCL”), and restates, integrates and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, and has been duly approved by the written consent of the sole stockholder of the Corporation in accordance with Section 228 of the DGCL.

4.	The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this corporation is Envoy Technologies, Inc. (the “Corporation”).

ARTICLE II

The registered office of the Corporation in the State of Delaware is to be located at 251 Little Falls Drive, City of Wilmington, Delaware 19808, County of New Castle. The registered agent at such address in charge thereof shall be Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

ARTICLE IV

Section 4.1 Authorized Capital Stock. The aggregate number of shares of all classes of capital stock that the Corporation is authorized to issue is Seventy Million (70,000,000) shares, consisting of (i) Sixty Million (60,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) Ten Million (10,000,000) shares of preferred stock, par value of $0.001 per share (the “Preferred Stock”).

Section 4.2 Increase or Decrease in Authorized Capital Stock. The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.3 of this Article IV.

Section 4.3 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock from time to time in one or more series pursuant to a resolution or resolutions providing for such issuance duly adopted by the Board. The Board is further authorized, subject to limitations prescribed by law, to file a certificate of designation pursuant to the applicable law of the State of Delaware (any such certificate, a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof. The authority of the Board with respect to each series shall include, but shall not be limited to and shall not require (unless otherwise required by applicable law), determination of the following:

(1) the designation of the series, which may be by distinguishing number, letter or title;

(2) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(3) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(4) the dates on which dividends, if any, shall be payable;

(5) the redemption rights and price or prices, if any, for shares of the series;

(6) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(7) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(8) whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(9) restrictions on the issuance of shares of the same series or any other class or series;

(10) the voting rights, if any, of the holders of shares of the series; and

(11) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares,

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

Section 4.4 Common Stock.

(a) Ranking. All preferences, voting powers, relative participating, optional, or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board upon any issuance of the Preferred Stock of any series.

(b) Voting. Each holder of Common Stock shall be entitled to one vote for each such share of Common Stock so held upon each matter properly submitted to a vote of the stockholders. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Notwithstanding any other provision of this Third Amended and Restated Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(c) Dividends. Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d) Liquidation. Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution as provided under applicable law in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section 4.4(d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

Section 4.5 No Preemptive Rights. No share of Common Stock or Preferred Stock shall entitle any holder thereof any preemptive right to subscribe for any shares of any class or series of stock of the Corporation whether now or hereafter authorized.

ARTICLE V

Provisions for the management of the business and for the conduct of the affairs of the Corporation and provisions creating, defining, limiting, and regulating the powers of the Corporation, the Board, and the stockholders are as follows:

Section 5.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority herein or by statute expressly conferred upon it, the Board is hereby expressly empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware and of this Certificate of Incorporation as they may be amended, altered, or changed from time to time, and to any bylaws from time to time made by the Board or stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the Board that would have been valid if such bylaw had not been made.

Section 5.2 Number of Directors; Election; Term.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of authorized directors constituting the Board shall be fixed solely by resolution of the Board.

(b) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

(c) Election of directors of the Corporation need not be by written ballot unless the bylaws so provide.

(d) No stockholder will be permitted to cumulate votes at any election of directors.

Section 5.3 Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock, and except as otherwise provided in the DGCL, vacancies occurring on the Board for any reason and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board. A person so elected by the Board to fill a vacancy or newly created directorship shall hold office until his or her successor shall be duly elected and qualified, or until such Director’s earlier death, resignation, or removal.

Section 5.4 Removal. Any director or the entire board of directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority in voting power of the Voting Stock.

Section 5.5 Committees. Pursuant to the Amended and Restated Bylaws of the Corporation (the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

Section 5.6 Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, for so long as Blink Charging Beneficially Owns at least a majority of the voting power of all then-outstanding shares of Voting Stock, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted. If Blink Charging no longer Beneficially Owns at least a majority of the voting power of all then-outstanding shares of Voting Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by the stockholders.

As used in this Certificate of Incorporation, (i) “Blink Charging” shall mean Blink Charging Co., a Nevada corporation, any and all successors to Blink Charging by way of merger, consolidation or sale of all or substantially all of its assets or equity, and any and all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (A) in which Blink Charging owns, directly or indirectly, more than 50% of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (B) of which Blink Charging otherwise directly or indirectly controls or directs the policies or operations or (C) that would be considered subsidiaries of Blink Charging within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended (the “Securities Act”), now or hereafter existing; provided, however, that the term “Blink Charging” shall not include the Corporation or any entities (x) in which the Corporation owns, directly or indirectly, more than 50% of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (y) of which the Corporation otherwise directly or indirectly controls or directs the policies or operations or (z) that would be considered subsidiaries of the Corporation within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act now or hereafter existing (such entities described in clauses (x), (y) and (z)) and (ii) the term “Beneficially Own” shall have the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Section 5.7 Advance Notice. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders at any meeting of stockholders shall be given in the manner provided in the bylaws.

Section 5.8 Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock or applicable law, special meetings of stockholders of the Corporation may be called by the Board, the Chairman of the Board or the Chief Executive Officer and shall be called by the Corporation if requested by one or more record stockholders representing ownership of at least thirty-three and one-third percent (33-1/3%) of the outstanding shares of the Corporation’s stock entitled to vote and who has complied with the requirements set forth in the bylaws. A special meeting of stockholders may not be called by any other person.

Section 5.9 Amendments to the Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board is hereby expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation without the assent or vote of the stockholders, including without limitation the power to fix, from time to time, the number of directors that shall constitute the whole Board, subject to the right of the stockholders to alter, amend, or repeal the bylaws made by the Board.

Section 5.10 Submission of Contracts to Stockholder Vote. The Board in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such contract or act, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation that is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest or for any other reason.

ARTICLE VI

Section 6.1 Limitation of Personal Liability. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the effective date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

Section 6.2 Indemnification.

(a) Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such director, officer, employee, or agent, or in any other capacity while serving as such director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the DGCL permitted the Corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, other expenses and losses, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of his or her heirs, executors, and administrators; provided, however, that, except as provided in paragraph (B) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Article VI shall be a contract right and shall include the right of a director or officer to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, which undertaking shall itself be sufficient without the need for further evaluation of any credit aspects of the undertaking or with respect to such advancement, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by a final, non-appealable order of a court of competent jurisdiction that such director or officer is not entitled to be indemnified under this Article VI or otherwise.

(b) If a claim under paragraph (A) of this Article VI is not paid in full by the Corporation within sixty (60) days after a written claim, together with reasonable evidence as to the amount of such claim, has been received by the Corporation, except in the case of a claim for advancement of expenses (including attorneys’ fees), in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense, including attorneys’ fees, of prosecuting such suit. It shall be a defense to any such suit, other than a suit brought to enforce a claim for expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation, that the claimant has not met the standards of conduct that make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board or a committee thereof, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including the Board or a committee thereof, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by an indemnitee to enforce a right to indemnification or to advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to such indemnification, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VI shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, or vote of stockholders or disinterested directors, or otherwise.

(d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any such expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

(e) In the case of a claim for indemnification or advancement of expenses against the Corporation under this Article VI arising out of acts, events, or circumstances for which the claimant, who was at the relevant time serving as a director, officer, employee, or agent of any other entity at the request of the Corporation, may be entitled to indemnification or advancement of expenses pursuant to such other entity’s certificate of incorporation, bylaws, or other governing document, or a contractual agreement between the claimant and such entity, the claimant seeking indemnification or advancement of expenses hereunder shall first seek indemnification or advancement of expenses pursuant to any such governing document or agreement. To the extent that amounts to be paid in indemnification or advancement to a claimant hereunder are paid by such other entity, the claimant’s right to indemnification and advancement of expenses hereunder shall be reduced.

(f) Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE VIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX

The Corporation reserves the right to restate this Certificate of Incorporation and to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation (including any rights, preferences or other designations of Preferred Stock) in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors, and officers are subject to this reserved power. Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 66-2/3% of the voting power of the outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with the purpose and intent of, Section 4.3 of Article IV, Article V, Article VI or this Article IX (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).

[Signature Page Follows]

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 27th day of February 2025.

ENVOY TECHNOLOGIES, INC.,
a Delaware corporation

By:	/s/ Aviv Hillo
Name:	Aviv Hillo
Title:	Secretary

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